Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

Christine M. Castellano (“Executive”) and Ingredion Incorporated (“Ingredion” or the “Company”) (collectively the “Parties”) hereby enter into this Confidential Separation Agreement and General Release (“Agreement”) and agree as follows:

1.    Executive hereby voluntarily resigns from her position as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, and from any and all officer and other positions that she currently or subsequently holds with Ingredion or any of its affiliates, subsidiaries or benefit plans, in each case, effective as of the close of business on February 1, 2019 (such date referred to herein as the “Separation Date,” unless the Separation Date is accelerated pursuant to Section 2(e) below). The Company hereby accepts such resignations.

2.    Subject to the remainder of this Agreement, and provided that Executive signs and returns this Agreement to the Company within 21 days after her receipt of it, does not revoke this Agreement pursuant to Section 12 below, and complies with its terms:

a.    From the date this Agreement becomes effective until the Separation Date (the “Transition Period”), Executive shall remain a Company employee and shall perform such duties consistent with Executive’s status as an executive and historical duties with the Company, as Ingredion’s Chief Executive Officer (“CEO”) or his designee may direct, provided that the Company reserves the right during the Transition Period to direct Executive not to report to its workplace. Executive shall reasonably cooperate with the Company in transitioning her duties and responsibilities to such person(s) as are designated by the Company. Executive agrees that she has not disclosed (other than to members of Executive’s immediate family) and will not disclose (internally or externally) that she has tendered her resignation from the Company prior to the Company’s formal announcement of her departure. The Company agrees to consult with Executive in the wording of its internal and external announcement of Executive’s departure including a mutually agreed timeline for such announcements. If the Parties are unable to agree on such timeline, the timing of any internal and external announcement shall be at the Company’s sole discretion. Nothing in this Paragraph shall be construed to prohibit the Company from complying with any reporting obligation.

b.    During the Transition Period, the Company will continue to pay Executive her current pro-rated base salary, less required and authorized withholdings and deductions, and Executive will continue to participate in any available Company employee benefit plans and policies in which she currently participates, as in effect or amended from time to time. Executive also shall remain eligible to receive an annual cash incentive bonus with respect to calendar year 2018, subject to the terms and conditions of the Company’s Annual Incentive Plan. Executive agrees that she shall not be eligible for, and will not receive, any new long-term incentive or equity awards with respect to calendar year 2018 or 2019; however, she will continue to vest and accrue equity through the Separation Date. She will continue to earn vacation time during the Transition Period.

c.    Provided that Executive also signs and returns to the Company the Supplemental Release attached as Exhibit A to this Agreement (the “Supplemental Release”) within 21 days after (but not before) the Separation Date and does not revoke it per its terms and has been and remains in compliance with this Agreement:

(i)    Executive shall be entitled to a special severance payment in the gross amount of $416,108.00 (less required and authorized withholding and deductions);

(ii)    a special payment representing Executive’s cash incentive bonus under the Company’s Annual Incentive Plan with respect to calendar year 2018 in the gross amount of $120,406.00 (less required and authorized withholding and deductions);

(iii)    a special payment equal to the value of 1,248 shares of Ingredion Stock times the closing price on January 31, 2019 (less required and authorized withholding and deductions);

(iv)    if Executive timely elects to receive continued coverage under the Company’s group health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company will pay the full cost of the applicable premium payments for Executive’s and her eligible dependents’ (if any) continued COBRA coverage under such plan (as in effect or amended from time to time) (the “COBRA Subsidy”) for the twelve (12) month period following the Separation Date (such period referred to as the “COBRA Subsidy Period”). Executive shall promptly inform the Company in writing when she obtains or becomes eligible for any such other health care coverage. Executive shall be responsible for the full unsubsidized costs of such COBRA coverage after the COBRA Subsidy Period. Executive will be deemed to receive income attributable to the COBRA Subsidy and shall be responsible for any and all applicable tax liability arising from such benefit;

(v)     outplacement services with a service provider of Executive’s choice to be paid to the provider on Executive’s behalf at a cost not to exceed eight thousand five hundred dollars ($8,500), which Executive shall commence prior to the twelve (12) month anniversary of the Separation Date;

(vi)    2018 executive annual physical, at Company’s expense, provided such physical is completed prior to February 1, 2019;

(vii)    A lump sum payment of not to exceed ten thousand dollars ($10,000) paid to The Bellows Law Group, Executive’s attorney, for legal fees incurred in connection with this Agreement provided The Bellows Law Group submits to the Company an invoice and IRS Form w-9 to effectuate such payment; and

(viii)    Executive will be given the opportunity to purchase the automobile that she currently leases at terms as determined by the Donlan Trust in accordance with their normal procedures.

d.    Subject to the terms of this Agreement:

(i)    the payment in Section 2(c)(i) shall be paid in two portions as follows: (A) fifty percent (50%) paid no later than March 15, 2019; and (B) fifty percent (50%) paid on the first regularly scheduled payroll date in January 2020;

(ii)    the payments in Section 2(c)(ii) and 2(c)(iii) shall be paid in a lump sum on the second regularly scheduled Company payday following the date by which Executive has signed and returned both this Agreement and the Supplemental Release, and the revocation periods set forth in Section 12 of this Agreement and Section 6 of the Supplemental Release have passed (without any revocation by her).

Executive understands and agrees that she would not otherwise be entitled to the benefits in this Section 2, or to continued employment or pay during the Transition Period, if she did not sign this Agreement (without revoking it). Executive also understands and agrees that her execution of the Supplemental Release within 21 days after (but not before) the Separation Date (without revoking it) is among the conditions precedent to the Company’s obligation to provide the payments and benefits under this Section 2.

e.    Notwithstanding the above provisions of Sections 1 and 2, the Company may accelerate Executive’s Separation Date to (and thus the Transition Period will end on) a date prior to February 1, 2019 designated by the Company if Executive fails to comply with Sections 2(a), 9 or 10 of this Agreement, materially violates Company policy, or engages in other material misconduct (including without limitation theft, fraud, other material dishonesty, or insubordination). In such event, Executive will not be entitled to the payments and benefits under Section 2 of this Agreement and will only be entitled to that portion of the salary and benefits in Section 2(b) that she accrues prior to the accelerated date of termination.

3.    Regardless of whether she signs this Agreement and the Supplemental Release, Executive also will receive any earned and unpaid salary through the Separation Date and the five (5) weeks’ vacation pay, minus any vacation time used in 2019. Except as set forth in this Agreement or as otherwise required by applicable law, Executive’s participation in and rights under any Company employee benefit plans and programs (including, without limitation, with respect to any equity awards) will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law. Executive agrees that the Company and the other Released Parties do not owe her, and she will not receive, any other amounts, including without limitation any salary, bonus, severance, profit-sharing or incentive compensation of any kind, notice or severance pay, equity-based compensation, or other payments or benefits of any kind (including, without limitation, under the Amended and Restated Executive Severance Agreement made between Executive and the Company on the 25th day of July 2018 (the “Executive Severance Agreement”), any other severance agreement, or any company plan or severance policy). Prior to the Separation Date (or earlier if requested by the Company), Executive will return to the Company all documents and other property of the Company and the other Released Parties.

4.    “Released Parties” as used in this Agreement includes: (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, and (b) each of the foregoing entities’ and persons’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, employees, and attorneys, and (c) the predecessors, successors and assigns of each of the foregoing persons and entities.

5.    Executive, and anyone claiming through Executive or on her behalf, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Executive now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this Agreement. Without limiting the generality of the foregoing, the claims waived and released by Executive hereunder include, but are not limited to:

a.    all claims arising out of or related in any way to Executive’s employment, compensation (including, without limitation, under the Executive Severance Agreement, any other severance agreement, or any company plan or severance policy), other terms and conditions of employment, or termination from employment;

b.    all claims that were or could have been asserted by Executive or on her behalf: (i) in any federal, state, or local court, commission, or agency; and (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and

c.    all claims that were or could have been asserted by Executive or on her behalf under: (i) the Age Discrimination in Employment Act, as amended; and (ii)] any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Illinois Human Rights Act, the Illinois Equal Pay Act, and the Chicago and Cook County Human Rights Ordinances.

Notwithstanding the foregoing, the releases and waivers in this Section 5 shall not apply to any claim for unemployment or workers’ compensation, or a claim that by law is non-waivable. Executive confirms that she has not filed any legal or other proceeding(s) against any of the Released Parties (subject to Section 14 below), is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement. Except as expressly provided in this Agreement, Executive acknowledges and agrees that she is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments or any amounts under the Executive Severance Agreement, any other severance agreement, or any company plan or severance policy. In the event Executive initiates any further proceedings based upon any released matter, none of the Released Parties shall have any further monetary or other obligation of any kind to Executive, and Executive hereby waives any such monetary or other recovery.

6.    In exchange for Executive’s representations and promises in this Agreement, the Company, with the exception stated herein, hereby waives and releases the Executive with respect to any and all claims, whether currently known or unknown, that the Company now or has ever had against Executive arising from or relating to any act, omission, or thing occurring or existing at any time prior to or on the date on which Company signs this Agreement with the exception of any claim arising out of material misconduct by Executive (including without limitation theft, fraud, violation of any fiduciary obligations Executive owes to the Company) or breach of this Agreement.

7.    Pursuant to the By-laws of the Company and the October 1, 2012 “Indemnification Agreement” between Company and Executive, Executive’s rights and Company’s obligations related to Indemnification shall continue and are not waived or superseded following the Separation Agreement.

8.    Except as required by law, Executive will not disclose the existence or terms of this Agreement to anyone except her financial advisor, accountants, and attorneys, and shall ensure that each such person complies with this confidentiality provision, provided that Executive may disclose her obligations under Section 9 to a prospective employer.

9.    Executive hereby acknowledges that, by virtue of her unique relationship with the Company, Executive has had and will continue to have access to Confidential Information (as defined below) and unique and comprehensive familiarity with the Company and its business, which Executive would not have otherwise had but for her employment with the Company, and which the Executive acknowledges are valuable assets of the Company and its affiliates. Accordingly, in consideration of the promises and agreements of the Company as provided in this Agreement, Executive agrees to undertake the following obligations, which she acknowledges are reasonably designed to protect the legitimate business interests of the Company and its affiliates, without unreasonably restricting her post-employment opportunities:

a.    Executive shall not, for a period through and including February 1, 2029, make use of or disclose, directly or indirectly, any trade secret or other non-public information of the Company or of any of its subsidiaries including without limitation: non-public financial information of strategic importance; information regarding personnel, compensation or legal strategies, programs or other matters; forecasting, marketing, sales, operations and other similar business plans; competitive pricing information and strategies; acquisition, investment or divestiture prospects, plans and activities; research and development strategies and plans; patented or unpatented inventions; non-public information regarding Company employees or the business relationship between the Company and customers and/or suppliers, including information which Executive knows to be the subject of a confidentiality agreement with an employee, customer or supplier; and/or information concerning major capital investments or other purchases of significant equipment or property (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information does not include information that: (a) becomes a matter of public record or is published in a newspaper, magazine or periodical on the internet, or in any other media available to the general public, other than as a result of any breach of this Agreement by Executive, or (b) is provided to Executive by an independent third party after the Separation Date, without that third party breaching confidentiality obligations to the Company or its affiliates, or (c) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that (subject to Section 14 below) Executive gives prompt notice of such requirement to the Company (unless prohibited by law) to enable the Company to seek an appropriate protective order.

b.    Executive agrees that for a period through and including February 1, 2020 (“Non-Compete Period”), she shall not in any manner, alone or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business relationship, with any individual or entity anywhere in the world that develops, produces, manufactures, sells, or distributes starch, sweetener, or other products produced or marketed by Ingredion as of the date hereof, or that could be used as a substitute for such products including, but not limited to, Corn, Tapioca, Manioc, Yucca, Rice or Potato starches, flours, syrups, and sweeteners; Dextrose, Stevia-based or other high intensity sweeteners, Glucose, Polyols, HFCS, High Maltose syrup, and Maltodextrin sweeteners; Corn oil; Gluten Protein; Plant-based Protein; Caramel Color; Hydrocolloids (excluding cellulosics, but expressly including gum, arabic, guar gum, xanthan and other products sold by TIC Gums as of the date of this Agreement); fruit and vegetable concentrates, extracts, purees, essences, distillates and pomace; citris fibers; and specifically including but not limited to the following entities that manufacture such or similar products: ADM, Bunge, Cargill, Roquette, Avebe, and Tate & Lyle, including joint ventures, subsidiaries or divisions thereof or any entity which succeeds to the relevant business or with an individual or entity that competes with the business of Kerr Concentrates in the United States as that business exists on the date of this Agreement. Notwithstanding any provision to the contrary, it shall not be a violation of this Agreement for Executive to be or become the registered or beneficial owner of less than 5% of any class of securities listed on any stock exchange, in any business or corporation which is included in the scope of this Section 9(b).

c.    Executive further agrees that for a period through and including February 1, 2020, she shall not, directly or indirectly, on her own behalf or on the behalf of any third party, solicit, hire or recruit employees of the Company or any of its subsidiaries on her own behalf or on the behalf of any third party, or induce or encourage employees, consultants or independent contractors to end their relationship with the Company or any of its subsidiaries.

d.    Executive acknowledges and agrees that the provisions in this Section 9 are, reasonable, necessary and appropriate to protect the Company’s and its affiliates’ legitimate business interests. The Parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of this Section 9 were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled to seek, in addition to other rights and remedies existing in their favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without limiting any other rights or remedies of the Company or its affiliates). Executive further agrees that, notwithstanding any other provision herein, and without limiting the foregoing provisions of this Section 9(d), in the event the Company files an action for an alleged violation of any provision of this Agreement in a court of competent jurisdiction, the remainder of the Agreement shall remain in effect except that the Company may discontinue any remaining payment(s) set forth in Section 2 until a final determination has been made by the court of competent jurisdiction as to the Parties’ respective rights and obligations under this Agreement. In the event the court of competent jurisdiction determines that Executive did not violate any provision of this Agreement, the Company shall promptly pay to Executive (but in no event later than seven (7) calendar days following the date on which the decision becomes final and no longer subject to appeal) any and all remaining payments due to Executive in a single lump sum payment, with interest. In the event the court of competent jurisdiction determines that Executive violated any provision of this Agreement, each of the restrictions set forth in this Section 9 shall be extended by the time period that Executive was in breach, Executive shall promptly repay to the Company (but in no event later than seven (7) calendar days following the date on which the decision becomes final and no longer subject to appeal) any and all amounts paid to Executive under Section 2(c), with interest, and Executive shall not be eligible for any remaining payments under this Agreement, with the exception of $10,000.00, which Executive agrees is sufficient consideration to support the release and waiver in Section 5 of this Agreement. Any interest awarded under this Section shall be calculated at the then current prime interest rate, as reported in The Wall Street Journal, Midwest Edition.

e.    Executive agrees to inform the Company of any offer of employment or consulting engagement she accepts during the Non-Compete Period, within three (3) business days after receiving such offer. If, prior to the expiration of the Non-Compete Period, Executive would like to become employed by or otherwise participate in any business or other activity that she believes may violate the restrictive covenants, Executive may request that the Company waive or limit its rights under the restrictive covenants as they pertain to the particular opportunity. Executive will provide her request to the Company’s Senior Vice President and Chief Human Resources Officer in writing, and will provide sufficient detail of the particular opportunity to allow the Company to evaluate her request. The Company agrees that it will use reasonable efforts to respond to any request within ten business days, but failure to do so shall not be deemed a waiver. Nothing in this Section 9(e) prevents Executive from accepting employment or otherwise participating in any business or other activity that would not be a violation of the restrictive covenants.

f.    The Parties agree that in the event any of the prohibitions or restrictions set forth in this Section 9 are found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the Parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.

10.    Executive shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties (subject to Section 14 below), provided that nothing herein shall prohibit Executive from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. The Company shall instruct the Executive Officers of the Company (for as long as they respectively remain employed by the Company) to refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Executive, provided that nothing herein shall prohibit the Executive Officers of the Company from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. For purposes of this paragraph, the term “Executive Officers” shall refer to those individuals who are Section 16 reporting officers of the Company as of the date Executive executes this Agreement. Executive agrees that she has no present or future right to employment with the Company or any of the other Released Parties (defined above) and will not apply for employment or engagement with any of them.

11.    Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise. The Released Parties expressly deny any such illegal or wrongful conduct.

12.    EXECUTIVE UNDERSTANDS AND AGREES THAT: (A) THIS IS THE FULL AND FINAL RELEASE OF ALL CLAIMS AGAINST THE RELEASED PARTIES THROUGH THE DATE SHE SIGNS THIS AGREEMENT; (B) SHE KNOWINGLY AND VOLUNTARILY RELEASES CLAIMS HEREUNDER FOR VALUABLE CONSIDERATION; (C) SHE HEREBY IS AND HAS BEEN ADVISED OF HER RIGHT TO HAVE HER ATTORNEY REVIEW THIS AGREEMENT (AT HER COST) BEFORE SIGNING IT; (D) SHE HAS 21 DAYS TO CONSIDER WHETHER TO SIGN THIS AGREEMENT; AND (E) SHE MAY, AT HER SOLE OPTION, REVOKE THIS AGREEMENT UPON WRITTEN NOTICE DELIVERED TO INGREDION INCORPORATED, ATTN: SENIOR VICE PRESIDENT AND CHIEF HUMAN RESOURCES OFFICER, 5 WESTBROOK CORPORATE CENTER, WESTCHESTER, ILLINOIS 60154, WITHIN 7 DAYS AFTER SIGNING IT. THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS 7-DAY PERIOD HAS EXPIRED AND WILL BE VOID IF EXECUTIVE REVOKES IT WITHIN SUCH PERIOD. EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO 21 CALENDAR DAY CONSIDERATION PERIOD.

13.    Following the Separation Date, and except as otherwise provided in Section 14, Executive shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving the Company or any of the other Released Parties and which in any way relate to or involve Executive’s employment with, or duties for, the Company provided there is no conflict between Executive’s legal interest and those of Company in the reasonable judgement of Executive’s legal counsel. Executive’s obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of the other Released Parties any truthful papers reasonably requested by any of them. If Executive’s assistance requires significant time commitments, Company will pay Executive an hourly rate of $500 per hour for significant time spent at the request of the Chief Executive Officer or the Senior Vice President and Chief Human Resources Officer. In this regard, significant time commitments mean commitments that require Executive’s physical presence or participation in a conference call for more than two consecutive hours. However, routine, casual communications such as brief, mutually convenient telephone calls of short duration will not be compensated. Executive shall also provide reasonable cooperation in connection with transitioning other legal matters that may arise during the one-year period after her Separation Date. Executive shall be reimbursed for reasonable actual out-of-pocket expenses that Executive incurs in rendering cooperation after the Separation Date pursuant to this Section 13, other than expenses of a minimal nature such as for domestic telephone calls.

14.    Notwithstanding anything to the contrary herein, this Agreement does not prohibit either party, where applicable, from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements or other disclosures to a federal, state or local governmental or regulatory entity, in each case without having to disclose any such conduct to the other party, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Agreement shall limit Executive’s ability to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. To the extent permitted by law, Executive agrees that if any claim is made based on any matter released herein, Executive hereby waives, and agrees that Executive shall not be entitled to recover and the Released Parties shall not be liable for, any further monetary or other relief arising out of or related to any such matter, for any actual or alleged personal injury or damages to Executive, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of Executive (it being understood, however, that this Agreement does not limit Executive’s right to receive an award from a governmental or regulatory entity for information provided to such an entity, and not as compensation for actual or alleged personal injury or damages to Executive).

13.    All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Company’s Senior Vice President and Chief Human Resources Officer, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154, and if to Executive, to Executive’s last home address on file with Company in writing. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered by overnight courier, or (b) sent by e:mail.

14.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction (after any appropriate modification or limitation pursuant to Section 9(f)), such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein

15.    This Agreement shall be enforceable by Executive and her heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. This Agreement may be assigned or transferred by the Company to, and shall inure to the benefit of, any affiliate of the Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any discrete portion thereof.

16.    This Agreement embodies the entire agreement of the Parties regarding the matters described herein and supersedes any and all prior and/or contemporaneous agreements, oral or written, between the Parties regarding such matters, provided that nothing in this Agreement shall limit or release Executive from any other obligation regarding confidentiality, intellectual or other property, or post-employment competitive activities that Executive has or may have to the Company or any of its affiliates. Notwithstanding the foregoing and any other language in this Agreement, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior agreement entered into by Executive, and no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Agreement. Executive confirms that, in executing this Agreement, she is not relying upon, and has not relied upon, any representation or statement not set forth in this Agreement made by the Company or any of its affiliates or their respective employees or representatives with respect to the matters set forth herein.

17.    This Agreement is governed by the internal laws of the State of Illinois, and may be modified only by a writing signed by all Parties (subject to Section 9(f) above). Sections 4 through 19 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Transition Period or the Executive’s employment.

18.    It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations relating thereto, and this Agreement shall be interpreted and construed accordingly. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee” as of the date of Executive’s “separation from service,” each as defined in Section 409A of the Code, then to the extent any amount payable to Executive (a) constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code, (b) is payable upon Executive’s separation from service and (c) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of the Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall in no event be paid later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

19.    This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, UNDERSTAND EACH OF ITS TERMS, AND INTEND TO BE BOUND THEREBY:

CHRISTINE M. CASTELLANO		INGREDION INCORPORATED

By:	/s/ Christine M. Castellano	By:	/s/ Elizabeth Adefioye
Elizabeth Adefioye
Senior Vice President and Chief Human Resources Officer

Date:	December 14, 2018	Date:	December 14, 2018

EXHIBIT A — SUPPLEMENTAL RELEASE

Christine M. Castellano (“Executive”) and Ingredion Incorporated (“Company”) hereby enter into this Supplemental Release (“Release”) in accordance with the Confidential Separation Agreement and General Release between Company and Executive dated as of                                 ,          (the “Agreement”). Capitalized terms not expressly defined in this Release shall have the meanings set forth in the Agreement:

1.    Executive understands and agrees that Executive’s execution of this Release within 21 days after (but not before) the Separation Date (without revoking it) is among the conditions precedent to the Company’s obligation to provide the payments and other benefits in Section 2 of the Agreement. The Company will provide such benefits in accordance with the terms of the Agreement once the conditions set forth therein and in this Release have been met.

2.    “Released Parties” as used in this Release includes: (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities; (b) each of the foregoing entities’ and persons’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, employees, and attorneys; and (c) the predecessors, successors and assigns of each of the foregoing persons and entities.

3.    Executive, and anyone claiming through her or on her behalf, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Executive now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which she signs this Release. Without limiting the foregoing, the claims waived and released by Executive hereunder include, but are not limited to, all claims under the Age Discrimination in Employment Act; all claims under any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law; all claims arising out of Executive’s employment, compensation, other terms and conditions of employment, or termination from employment; all claims for employment discrimination, harassment, retaliation and failure to accommodate; and all contract, tort and other common law claims, including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel and unjust enrichment. Notwithstanding the foregoing, the releases and waivers in this Section 3 shall not apply to any claim for unemployment or workers’ compensation, or a claim that by law is non-waivable.

4.    In exchange for Executive’s release of all claims, the Company hereby waives and releases the Executive with respect to any and all claims, whether currently known or unknown, that the Company now or has ever had against Executive arising from or relating to any act, omission, or thing occurring or existing at any time prior to or on the date on which Company signs this Agreement with the exception of any claim arising out of material misconduct by Executive (including without limitation theft, fraud, violation of any fiduciary obligations Executive owes to the Company) or breach of this Agreement.

5.    Executive confirms that Executive has not filed any legal or other proceeding(s) against any of the Released Parties (subject to Section 7 below), is the sole owner of and has not transferred the claims released herein, and has the full right to grant the releases and agreements in this Release. To the extent permitted by law, Executive agrees that if any claim is made based on any matter released herein, Executive hereby waives, and agrees that Executive shall not be entitled to recover and the Released Parties shall not be liable for, any further monetary or other relief arising out of or related to any such matter, for any actual or alleged personal injury or damages to Executive, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of Executive (it being understood, however, that this Release does not limit Executive’s right to receive an award from a governmental or regulatory entity for information provided to such an entity, and not as compensation for actual or alleged personal injury or damages to Executive).

6.    EXECUTIVE UNDERSTANDS AND AGREES THAT: (A) THIS IS THE FULL AND FINAL RELEASE OF ALL CLAIMS AGAINST THE RELEASED PARTIES THROUGH THE DATE SHE SIGNS THIS RELEASE; (B) SHE KNOWINGLY AND VOLUNTARILY RELEASES CLAIMS HEREUNDER FOR VALUABLE CONSIDERATION; (C) SHE HEREBY IS AND HAS BEEN ADVISED OF HER RIGHT TO HAVE HER ATTORNEY REVIEW THIS RELEASE (AT HER COST) BEFORE SIGNING IT; (D) SHE HAS 21 DAYS TO CONSIDER WHETHER TO SIGN THIS RELEASE; AND (E) SHE MAY, AT HER SOLE OPTION, REVOKE THIS RELEASE UPON WRITTEN NOTICE DELIVERED TO INGREDION INCORPORATED, ATTN: SENIOR VICE PRESIDENT AND CHIEF HUMAN RESOURCES OFFICER, 5 WESTBROOK CORPORATE CENTER, WESTCHESTER, ILLINOIS 60154, WITHIN 7 DAYS AFTER SIGNING IT. THIS RELEASE WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS 7-DAY PERIOD HAS EXPIRED AND WILL BE VOID IF EXECUTIVE REVOKES IT WITHIN SUCH PERIOD. EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO 21 CALENDAR DAY CONSIDERATION PERIOD.

7.    Except as required by law, Executive will not disclose the existence or terms of this Release to anyone except Executive’s accountants, attorneys and spouse, provided that each such person shall be bound by this confidentiality provision and Executive shall ensure such confidentiality. Nothing in this Release is intended to or shall be construed as an admission by any of the Released Parties that any of them violated any law, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise. The Released Parties expressly deny any such illegal or wrongful conduct. Notwithstanding anything to the contrary herein, this Release does not prohibit either party, where applicable, from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements or other disclosures to a federal, state or local governmental or regulatory entity, in each case without having to disclose any such conduct to the other party, or from responding if properly subpoenaed or otherwise required to do so under applicable law.

8.    This Release and the Agreement are the entire agreement of the Parties regarding the matters described in such agreements and supersede any and all prior and/or contemporaneous agreements, oral or written, between the Parties regarding such matters. Notwithstanding the foregoing and any other language in this Release and the Agreement, neither this Release nor the Agreement supersedes or precludes the enforceability of any restrictive covenant provision contained in any prior agreement entered into by Executive, and no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Release or the Agreement.

9.    This Release is governed by Illinois law, may be signed in counterparts, and may be modified only by a writing signed by all Parties.

[Signatures on following page]

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THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

CHRISTINE M. CASTELLANO	INGREDION INCORPORATED

By:	By:
Elizabeth Adefioye
Senior Vice President and Chief Human Resources Officer

Date:	Date:

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